Exhibit (j)(i)

New York State Limited Power of Attorney

The undersigned, Kaprel Ozsolak (the “Principal”) hereby constitutes and appoints David Castano (the “Agent”) as his true and lawful representative and attorney-in-fact, in his name, place and stead, with full power and authority of substitution and resubstitution, to do separately or jointly any and all acts and to execute any and all instruments which said Agent may deem necessary or advisable or which may be required to enable each of Legg Mason Partners Money Market Trust (Securities Act file No. 002-91556), Legg Mason Partners Institutional Trust (Securities Act file No. 033-49552), and Legg Mason Partners Premium Money Market Trust (Securities Act file No. 033-28844) (each a “Trust”) to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended (collectively, the “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing and effectiveness of any and all amendments (including post-effective amendments) to each Trust’s Registration Statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the Principal as Chief Financial Officer of the applicable Trust, any and all such amendments and registration statements filed with the Securities and Exchange Commission under the Acts, and any other instruments or documents related thereto, and the Principal does hereby ratify and confirm all that the Agent shall do or cause to be done by virtue hereof.

All past acts of the Agent in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall not be revoked or terminated by any subsequent power of attorney. This Power of Attorney is not intended to revoke or terminate any prior powers of attorney. The Principal hereby represents and warrants to the Agent and agrees that, so long as the Principal remains the Chief Financial Officer of a Trust, the Principal shall not enter into any subsequent power of attorney that has the effect of revoking or terminating this Power of Attorney with respect to such Trust. If it is determined by a court of competent jurisdiction that any provision of this Power of Attorney is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Power of Attorney.

The following disclosure is required to be included verbatim in all powers of attorney subject to Title 15 of Article 5 of the New York State General Obligations Law.

“CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the agent” at the end of this document describes your agent’s responsibilities. Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your Agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

IMPORTANT INFORMATION FOR THE AGENT: When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

(2) avoid conflicts that would impair your ability to act in the principal’s best interest;

(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record or all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).

You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.”

*     *     *

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 11th day of August 2010.

Signature:	/s/ Kaprel Ozsolak
Kaprel Ozsolak

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 11th day of August 2010, before me personally appeared Kaprel Ozsolak, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same as his free act and deed.

/s/ Brendan M. Dunphy
Notary Public

My commission expires:

[Seal]	Brendan M. Dunphy
Notary Public - State of New York
No. 01DU6077802
Qualified in Nassau County
My Commission Expires July 15, 2014

Agreed and Accepted:

Signature:	/s/ David Castano
David Castano

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 11th day of August 2010, before me personally appeared David Castano, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same as his free act and deed.

/s/ Brendan M. Dunphy
Notary Public

My commission expires:

[Seal]	Brendan M. Dunphy
Notary Public - State of New York
No. 01DU6077802
Qualified in Nassau County
My Commission Expires July 15, 2014